Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of January 23, 2006, by and between Venoco, Inc., a Delaware corporation (“Company”), and Edward J. O’Donnell (“Consultant”).

WHEREAS, the Company desires to retain the services of an experienced oil and gas executive to assist it from time to time in developing strategies for growing the Company and efficiently managing the existing assets of the Company; and

WHEREAS, Consultant is an experienced and skilled oil and gas executive and would like to assist the Company;

NOW, THEREFORE, in consideration of the mutual covenants, representations and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                                       Consulting Services: During the Consulting Period, Consultant shall provide consulting services as reasonably requested from time to time by the Chief Executive Officer (“Consulting Services”). Consultant will determine the method, details and means of performing the Consulting Services.  Consultant will make himself reasonably available by telephone and in person to consult for the Company for up to 25 hours per month during the Consulting Period or as otherwise mutually agreed.

2.                                       Consulting Period:  The Consulting Period will commence on January 2, 2006 and end on December 31, 2006.

3.                                       Compensation:  Company shall pay Consultant a consulting fee of $80,000 for services to be rendered pursuant to this Agreement, such payment to be made at the time this Agreement is executed.

4.                                       Independent Contractor; Withholdings:  The parties agree that Consultant shall be an independent contractor and shall not be an agent or employee of the Company by virtue of this Consulting Agreement.  Consultant shall pay, when and as due, any and all federal, state, and local taxes due as a result of Consultant’s compensation, including estimated income taxes, and shall provide Company with proof of payment on demand. Consultant hereby agrees to indemnify Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by Company arising out of Consultant’s breach of this section.

5.                                       Governing Law:  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PROVISIONS THEREOF.

6.                                       Notices: All notices to be given hereunder shall be given in writing and sent by registered or certified United States mail, postage prepaid, to the respective address set forth below or to such other address as either party hereto may from time to time designate. Consultant shall also be deemed served if notice is addressed to the work site while Consultant is performing work on the Company’s premises.

If to Consultant:

Edward O’Donnell

5308 Orchard Park Lane

Santa Barbara, CA 93111

If to Venoco:

Venoco, Inc.

370 17th Street, Suite 2950

Denver, Colorado 80202

      Attention:   Timothy M. Marquez

7.                                       Amendments and Waivers:   No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by Consultant and the Company.

8.                                       Counterparts:  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes.

9.                                       Entire Agreement: This Agreement constitutes the entire agreement between the Company and Consultant relating to the matters covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

10.                                 Further Assurances:  Each party agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect and carry out the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of the date first above written.

Venoco, Inc.

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

Consultant

/s/ Edward J. O’Donnell
Edward J. O’Donnell